EXHIBIT 99.1

Clearfield Announces Appointment of Pat Goepel to Its Board of Directors

MINNEAPOLIS, Sept. 1, 2015 (GLOBE NEWSWIRE) -- Clearfield, Inc., (Nasdaq:CLFD) (www.SeeClearfield.com), the specialist in fiber management and connectivity platforms for communications providers, today announced that Pat Goepel, an experienced growth executive in the technology marketplace, has been appointed as a company director.

"With 25 years of extensive global expansion experience, we are pleased to have Pat join the board of directors of Clearfield," said Cheri Beranek, President and Chief Executive Officer of Clearfield. "Pat brings a vast background in operational excellence initiatives as well as M&A."

Goepel is the current CEO and a board member of Asure Software, a publicly traded company on the Nasdaq stock exchange.  Prior to his joining Asure in 2009, Goepel was the President of Fidelity HR Services.  He has also served as Executive Vice President at Ceridian Employer Services.  In addition to Asure Software, Pat currently serves on the board of directors of Safeguard World International and is the Chairman of APPD Investments.

"I am energized to join the Clearfield team," commented Goepel. "Clearfield has had very strong growth to date, and I look forward to exciting developments in the years ahead."

About Clearfield, Inc.

Clearfield, Inc. (Nasdaq:CLFD) designs, manufactures and distributes fiber optic management products for the communications networks of leading ILECS, CLECs, MSO/cable TV companies and mobile broadband providers. We help service providers solve the Fiber Puzzle, which is how to reduce high costs associated with deploying, managing, protecting and scaling a fiber optic network to deliver the mobile, residential and business services customers want. Based on the patented Clearview™ Cassette, our unique single-architected, modular fiber management platform is designed to lower the cost of broadband deployment and maintenance by consolidating, protecting and distributing incoming and outgoing fiber circuits and enable our customers to scale their operations as their subscriber revenues increase. Headquartered in Minneapolis, MN, Clearfield deploys more than a million fiber ports each year.

CONTACT: Cheryl P. Beranek
         Chief Executive Officer and President
         Investor-relations@clfd.net
         763-476-6866